Alan Remen
13711 Poniente Drive
Poway, CA  92064

                                             May 5, 2000

Dear Alan:

Path 1 Network Technologies, Inc. is dedicated to providing proprietary, Internet protocol based, network technology to its worldwide markets. As a small, growing company, we highly value the professional competence and personal commitment of each member of our team.

We believe that your capabilities and professional aspirations match Path 1's needs and high expectations. I am therefore pleased to make the following offer:

    Position:           Vice President of Corporate Development
    Reporting to:       President and Chief Executive Officer
    Classification:     Exempt
    Annual Salary:      US $150,000 per annum
    Cash Bonus:         US $30,000 for achieving targets established by the CEO
                        (1/2 paid upon successful completion of a business plan; the rest for tasks to be determined by the President& CEO).

    Stock Options (1):  Options on 160,000 shares of Class B Common
                        Stock with an exercise price of US $4.35/share and quarterly vesting over a four (4) year period.

                        Option Bonus (1): Options on an additional 5,000 shares of Class B Common Stock, for each US $1,000,000 generated and delivered, at the exercise price in effect at the time of the related revenue recognition. Maximum bonus to be 140,000 options for a total stock option participation not to exceed 300,000 stock options.

    Severance Agreement: Three (3) months severance in the  form of  salary &
                        benefit continuation in case of termination by the company for any reason other than for cause.

                        In the case of an "effective" change in control of the company, the Severance Agreement shall escalate to six
                        (6) months and become effective if Mr. Remen is terminated for any reason other than for cause. Subject to this severance arrangement, you shall be an "at-will" employee, and your employment can be terminated at any time by Path 1 or by you, or by any reason or for no reason.

    Non-Disclosure Agreement:  An NDA is required to be signed.
    Health Benefits:    Health Coverage - Same as other Executives
    Retirement Savings:Same as other Executives once 401 (k) Plan is implemented Paid Time Off & Holidays: Same as other Executives.
    Start Date:         May 15, 2000
    Responsibilities:   Strategic and corporate vision plan; Business plan;
                        Identification and execution of key strategic partnerships; Identification of key talent; Competitive intelligence; Key account management. In addition, to act as an Executive assistant to the President/CEO on defined occasions so as to facilitate action in the spirit of CONSENSUS management.

We look forward to your acceptance of this offer and to a mutually rewarding professional relationship. (Note (1): Pursuant to the 1999 stock option/stock issuance plan.)

Sincerely,

Path 1 Network Technologies, Inc.

/S/ Michael Elliott
Dr. Michael Elliott
Chief Executive Officer

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My signature below is acceptance of this employment offer stated.  Please return the original signed letter and maintain the copy for your records.

        /s/ Alan Remen                           5/5/00
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         Alan Remen                               Date